Exhibit 21.1

List of Subsidiaries of Aterian, Inc.

Name of Subsidiary	Jurisdiction
Aterian Group, Inc.	Delaware
Xtava LLC	Delaware
Sunlabz LLC	Delaware
RIF6 LLC	Delaware
Vremi LLC	Delaware
hOmelabs LLC	Delaware
Vidazen LLC	Delaware
Urban Source LLC	Delaware
ZephyrBeauty LLC	Delaware
Discocart LLC	Delaware
Vueti LLC	Delaware
Punched LLC	Delaware
SweetHomeDealz LLC	Delaware
KitchenVox LLC	Delaware
Exorider LLC	Delaware
Kinetic Wave LLC	Delaware
3GirlsFromNY LLC	Delaware
ChicAlley LLC	Delaware
BoxWhale LLC	Delaware
Aussie Health Co, LLC	Delaware
Truweo, LLC	Delaware
Spiralizer, LLC	Delaware
PurSteam, LLC	Delaware
Products for Change, LLC	Delaware
Pohl & Schmidt, LLC	Delaware
Mueller Austria, LLC	Delaware
Maison Contempo, LLC	Delaware
KNDirect, LLC	Delaware
Commerce Planet, LLC	Delaware
Chromatic Jammer, LLC	Delaware
Trucom, LLC	Delaware
Posture Products, LLC	Delaware
Rencare, LLC	Delaware
Kitchen Products, LLC	Delaware
Healing Solutions (Remedy) LLC	Delaware
First Hour Commerce (Remedy) LLC	Delaware
Model Trading Company (Remedy) LLC	Delaware
Choice Product Selection (Remedy) LLC	Delaware
Finest Screen (Remedy) LLC	Delaware
Sari Foods, LLC	Delaware
Squatty Potty USA LLC	Delaware
Photo Paper Direct, LLC	Delaware
Photo Paper Direct Limited	United Kingdom
Mohawk Innovations Limited	Ireland
Shenzhen Mohawk Technology Ltd. Co.	China
Mohawk Innovations Canada Inc.	Canada
Mohawk Group Poland Sp. z.o.o.	Poland
Mohawk Research & Development Ltd.	Israel
Mohawk Group Inc. Philippines Branch	Philippines